Exhibit 10.8

PUBLIC ISLAMIC BANK Our Ref : KLC/Credit/LSL/SZA/YHC/nhj
ERDANKAW ISLAM

CONFIDENTIAL

Virtual Setup Sdn. Bhd.

E-5-2 Block B

Megan Avenue I

Jalan Tun Razak

50400 Kuala Lumpur

Dear Sir/Madam

Application for Financing Facility/ies

Name of Applicant	: Virtual Setup Sdn. Bhd.
Account No.	: To be opened
AA No.	: KLC/000194(19

We are pleased to advise that your application for the financing facility/ies under Term Equity Financing-i/Variable has been approved as per Appendix I. The terms and conditions for the facility/ies are attached as per Appendices II, III, and IV. The Appendices shall supplement and form part of this Letter of Offer.

We trust the above offer is acceptable to you and would appreciate if you could confirm your acceptance by signing and returning to us this Letter of Offer and all the Appendices within seven (7) days from the date hereof, failing which our offer shall be deemed to have lapsed and cancelled.

Please note that the appointed solicitors Messrs -------------------------Advocates & Solicitors will communicate with you to proceed with the financing security documentation upon receipt of this duly signed Letter of Offer. You may however, select any solicitor listed in the Bank's panel of solicitors (list of the panel solicitors is available at account holding branch) to attend to the financing security documentation under advice to the account holding branch when you accept this Letter of Offer. All costs and expenses relating to the same shall be borne by you.

It is our pleasure to be of service to you.

Yours truly for PUBLIC ISLAMIC BANK BERHAD

yed Tajuddin (Cik)

/s/ Loye Siew Lian (Ms)	/s/ Siti Zarina Bt A.A Syed Tajuddin (Cik)
Loye Siew Lian	Siti Zarina Bt A.A Syed Tajuddin
Branch Manager	Business Manager

PIRB LO Term Equity Financing-i

PUBLIC ISLAMIC BANK BERHAD 04328-w

Cawangan Kuala Lumpur City Main Office : Ground Floor, Menara Public Bank, 146, Jalan Ampang, 50450 Kuala Lumpur, P.O. Box 11409. 50744 Kuala Lumpur. Telephone: 03-2163 8866, 2176 7868 Facsimile: 03-2163 9901 Websitel www.publicislamicbank.com.my

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1.	I/We confirm that the contents of this Letter of Offer and the terms and conditions governing the financing as stipulated in this Letter Of Offer has been explained and understood by me/us. I/We confirm that all the terms and conditions of the facility/ies herein are acceptable to me/us and I/we hereby accept the offer subject to the completion of the legal documentation required by the Bank.

2.	I/We confirm and undertake that I/we shall comply with the rules and regulations and the Shariah principles governing the facility/ies throughout the financing period.

3.	I/We hereby confirm and agree that the facility(ies) granted herein shall be subject always to the compliance with the Bank Negara Malaysia Guidelines on Credit Transactions and Exposures with Connected Parties and the Public Bank Group's Credit Policy on Credit Facilities and Exposures to Connected Parties. In this respect, I/we undertake to declare to the Bank in the event I/we or if the Individual Guarantor/Corporate Guarantor and/or Chargor/ Assignor/ Pledgor for the facilities granted herein is/are a connected party as defined under the aforementioned Guidelines/ Policy. I/We are aware that "connected party" refers to the following:

a)	Director/Controlling Shareholder/Influential Shareholder/Executive Officer/ Officer involved in credit functions and their close relatives (which include their parent/ dependents/spouse/dependents of spouse/ child including step child and adopted child/spouse of the child/brother or sister and their spouses) of the Bank;

b)	Firms/Partnerships/Companies or any legal entities which control/ controlled by any person listed in (a) above;

c)	Firms/Partnerships/Companies or any legal entities in which any persons listed in (a) above is interested as a director/ partner/ executive officer/ agent/ guarantor, and subsidiaries or entities controlled by them;

d)	Any person for whom the person listed in (a) above is a guarantor; and/or

e)	Subsidiary of, or an entity controlled by the Bank, and its connected parties.

I/We hereby undertake to inform the Bank immediately in the event that any such relationship as stated above arises in the future. 1/We further acknowledge and agree that the Bank reserves the right to terminate/ recall the facility(ies) granted herein in the event I/we have failed to make the appropriate or correct declaration, resulting in the Bank contravening the aforementioned Guidelines/ Policy.

4.	I/We understand that in order to provide or continue to make available the facil ity/ies or for the purpose of recovering any outstanding sums due and payable by me/ us under the facility/ies, my/our personal or credit information may be disclosed to, shared with or received from relevant third parties, bodies, bureaux, corporation or credit reporting agencies more particularly stated below. The Bank will not be able to provide or continue to provide me/us with the facility/ies unless the Bank can disclose, share with or receive such personal or credit information from the said relevant third parties.

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5.	I/We hereby consent and authorise that my/our personal and credit information may be forwarded or made known by the Bank to the guarantors (if applicable) or the companies in the PBB Group including Public Bank Berhad and Public Investment Bank Berhad.

6.	I/We hereby consent and authorise that all information relating to the facility/ies granted to me/us may be forwarded to any bureau or agencies established or approved by Bank Negara Malaysia (BNM) or registered and licensed under the Credit Reporting Agencies Act 2010 including the Central Credit Bureau, the Borrower Loans Information System, Dishonoured Cheque Information System (DCheqs), Central Credit Reference Information System (CCRIS), FIS Data Reference Sdn Bhd (FIS), RAM Credit Information Sdn Bhd (RAMCI), CTOS Data Systems Sdn Bhd (CTOS), Credit Bureau Malaysia Sdn Bhd (CBM), Dun & Bradstreet (Malaysia) Sdn Bhd (D&B), Basis Corporation Sdn Bhd (Basis) and other such bodies, bureaux, corporations or credit reporting agencies, as the case may be, for the purpose of collecting information from financial institutions regarding facilities granted or accounts maintained with such financial institutions and/or review of the facility.

7.	I/We hereby agree to pay all fees, charges and expenses, and any applicable tax payable, whether currently in force or to be implemented and chargeable by law, on such fees, charges and expenses in connection with the facility/ies.

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Appendix I

Details of Facility Approved

Facility/ies	Facility Approved	Approved Limit
Approved	Term Equity Financing-I	1) RM5,000,000-00 - For working capital requirement.

Facility Amount	A. Term Equity Financing-I	R.M5,000,000-00 (Ringgit Malaysia Five Million Only
	B. Business Financing Term Takaful (if any)	RM0-00 (Ringgit Malaysia Zero Only)
	C. Legal Cost (if any)	RM0-00 (Ringgit Malaysia : Zero Only)
	Total Facility Amount	RM5,000,000-00 (Ringgit Malaysia : Five Million Only)

The facility/ies granted by the Bank is to enable you to refinancing a property under the Islamic principle of Musharakah Mutanaqisah or Diminishing Musharakah. Under this concept, the Bank will enter into a co-ownership agreement with you to acquire and own the Property with a view to progressively reducing the Bank's ownership of the Property until you finally hold the full ownership of the Property.

The total facility/ies amount as stated above shall constitute the Bank's initial capital contribution which shall be utilised for your acquisition of a specific Property.

Purpose	The facility/ies shall be used to acquire the Property described herein. and subsequent thereto for the Bank to lease the Property to you under the contract of Ijarah. If the facility/ies or any part thereof is required for any other purpose, you shall have to obtain the Bank's prior written consent which consent shall be subject to the Bank's absolute discretion and upon such conditions as the Bank may impose.

Any dealings in respect of the Property shall be subject to the terms of the Musharakah arrangement between you and the Bank. The Bank shall at all times have custody of the issue document of title of the Property.

For the purpose of the Musharakah Mutanaqisah, the initial capital contribution between the Bank and you shall be in the proportions as stated below.

	Bank	Customer
Initial Acquisition Payment (RM)	RM5,000,000-00	RM13 2,850,000-00
Initial Ownership Share in the Musharakah (%)	3.63%	96.37%

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Appendix I

Details of Facility Approved

Financing	Ijarah Rate	Ijarah Period
Rate/
Pricing	BFR + 1.00% p.a.	120 months

"BFR" refer to the Base Financing Rate, as the case may be, representing the Bank's cost of financing as prescribed by the Bank from time to time, currently at 6.97 % p.a. The Ijarah rate will be calculated at monthly rest.

Ijarah Rentals

Payable by 120 monthly payments of RM60,590-00 until full settlement of the financing.

Ijarah Rental may vary according to the changes of Base Financing Rate (BFR) from time to time, currently at 6.97 % p.a.

The Ijarah Rental as stated above shall comprise of the Ijarah payment and the price of the Bank's Musharakah unit.

Upfront Fee of RM8,000-00 shall be levied.

Tenor	The tenor of financing under the Term Equity Financing-i will be for 120 months. At the end of this tenor and provided all the terms and conditions under the Term Equity Financing-i have been satisfactorily fulfilled, a Notice of Fulfillment shall be served to you to transfer the ownership of the Property financed under the Term Equity Financing-i to you.

Payment Term	1.1	Pending full release of the facility/ies, the grace instalment equivalent to the monthly profit based on the amount disbursed shall be settled by the first week of the following month. Non-payment of such profit shall be deemed an event of default.

	1.2	The first instalment is to commence as follows

a.	For full release of financing facility which falls on the 1st to 10th of the month, the first instalment is to commence on the 1st day of the following month.

b.	For full release of financing facility which falls on the 11th to the last day of the month, the first instalment is to commence on the 1st day of the 2nd subsequent month.

The Bank shall be entitled, from time to time (both before and after judgement order) to vary at its discretion the spread and/or Base Financing Rate (BFR), as the case may be, in accordance with prevailing BNM guidelines. If and whenever there are variations to the Base Financing Rate (BFR), as the case may be, the Bank may at its absolute discretion make the following adjustment consequent upon such variation, namely, either;

i.	By varying the amount of any monthly payments; or

ii.	By varying the number of the monthly payments.

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Appendix I

Details of Facility Approved

Notwithstanding the above, the facility/ies granted by the Bank is/are payable on demand.

2.	The Bank has the right to debit your savings/current account at any time for any fees, charges and taxes payable including but not limited to the aforementioned processing fee, upfront fee and any other applicable taxes.

3.	All fees, charges and applicable taxes shall paid in be paid in full/settled upon disbursement of the facility/ies.

Availability Period	The financing documentation must be completed and the facility/ies drawn down within three (3) months from the date of the Letter of Offer or such extended time as the Bank may allow at its discretion, failing which the Bank has the right to immediately cancel the facility/ies granted herein and recover all costs, fees and expenses incurred by the Bank for so doing.

Details of The Property	Property 1

	Property Type:	A parcel of cultivated agricultural land

	Address:	Lot 3695, Kampung Sungai Chetang, 27600 Raub, Pahang

	Title:	Individual Title Geran 10603, Lot 3695, Mukim Teras, Daerah Raub and Negeri Pahang

	Registered under:	Virtual Setup Sdn. Bhd,

Property 2

Property Type A parcel of cultivated agricultural land

	Property Type:	A parcel of cultivated agricultural land

	Address:	Lot 3696, Kampung Sungai Chetang, 27600 Raub, Pahang

	Title:	Individual Title Geran 10604, Lot 3696, Mukim Teras, Daerah Raub and Negeri Pahang

	Registered under:	Virtual Setup Sdn. Bhd.

Property 3

	Property Type:	Property Type A parcel of cultivated agricultural land

	Address:	Lot 1552, Kampung Sungai Chetang, 27600 Raub, Pahang

	Title:	Individual Title Geran 7800, Lot 1552, Muliim Teras, Daerah Raub and Negeri Pahang

	Registered under:	Virtual Setup Sdn. Bhd.

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Appendix I

Details of Facility Approved

Property 4

Property Type:	A block of 16 storey boutique hotel building

Address:	No, 160, Jalan Ampang, 50450 Kuala Lumpur

Title:	Individual Title Geran No. Hakmilik 10010, Lot 238 Seksyen 43, Bandar Kuala Lumpur, Daerah Kuala Lumpur and Negeri Wilayah Persekutuan KL

Registered under:	PGCG Assets Holdings Sdn. Bhd.

For Non-Residential Properties

The Property is to be protected by takaful/insurance policy(ies) against fire, flood and other risks deemed necessary by the Bank with the Bank's panel of takaful operators/insurance companies for amount as advised by the valuer imposed under A/A No. KLC/000212/18. You may however, select any takaful operator in the Bank's panel of takaful operators (list of the panel of takaful operators/insurance companies is available at the account holding branch) or any other takaful operator/ insurance company as the Bank may approve.

Escalation clause is applied for Fire Takaful certificate / Fire Insurance policy taken up with our Lonpac Insurance Bhd (Lonpac), wherein the sum covered shall be increased by 3% per annum [contribution rate as per prevailing Persatuan Insurans Am Malaysia (NAM) Revised Fire Tariff] to avoid under covered due to increase of the reconstruction cost of the property at the current cost of the construction material.

Notwithstanding the escalation clause and in the event that the sum covered for the Fire Takaful certificate / Fire Insurance policy of the Participant for any particular year is not increased for any reason whatsoever, the Fire Takaful certificate / Fire Insurance policy shall continue to remain in full force and effect and the Bank shall not be held to have waived its rights to impose the escalation clause in the future and to increase the sum covered and any delay or omission on the part of the Bank in taking any step to increase the sum covered and/or to renew the Houseowner Certificate/policy shall not be held to prejudice its right in respect thereof nor shall the Bank be held liable in any manner whatsoever for any such non-increase, delay or omission.

Note:	Property (4) is to be cross-charged with Term Equity Financing-i/ShopSave-i III of RM50,000,000-00 under A/A No. KLC/000212/18 favouring PGCG Assets Hollings Sdn. Bhd

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Appendix I

Details of Facility Approved

Security	The facility/ies are to be secured by way of the following

Principal Instrument

	1..	Musharakah Mutanaqisah Master Agreement

Subsidiary Instrument

	Ia)	Where security is taken over property with individual title / strata title

•	A registered open all monies 1st party charge stamped nominally over the following properties known as :-

i)	Lot 3695, Kampung Sungai Chetang, 27600 Raub, Pahang held under Individual Title Geran 10603, Lot 3695, Mukim Tens, Daerah Raub and Negeri Pahang

ii)	Lot 3696, Kampung Sungai Chetang, 27600 Raub, Pahang held under Individual Title Geran 10604, Lot 3696, Mukim Teras, Daerah Raub and Negeri Pahang

iii)	Lot 1552, Kampung Sungai Chetang, 27600 Raub, Pahang held under Individual Title Geran 7800, Lot 1552, Mukim Teras, Daerah Raub and Negeri Pahang

•	A registered open all monies 3rd party charge stamped nominally over the property known as No. 160, Jalan Ampang, 50450 Kuala Lumpur held under Individual Title Geran No. Hakmilik 10010, Lot 238 Seksyen 43, Bandar Kuala Lumpur, Daerah Kuala Lumpur and Negeri Wilayah Persekutuan KL

•	Any other security documents as required by the Bank

2.	Debenture

Specific Debenture on the oil palm/durian plantation is to be obtained.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)

Appendix I

Details of Facility Approved

3.	Guarantees

	i)	Joint and Several Guarantee

The Facility is to be additionally guaranteed jointly and severally by all directors of the company present and future and/or the personal guarantee of the following:

No.	Name	Identity Card No.

1)	Wong Weng Kung	720909-08-5057/A2271732

The Bank has the absolute rights to vary this requirement of guarantors at all times.

ii)	Corporate Guarantee

ii) Corporate Guarantee The facility is to be corporate guaranteed by: i) Union Hub Technology Sdn. Bhd. (807388-P) ii) PGCG Assets Holdings Sdn. Bhd. (983271-U)

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Appendix II

SPECIFIC TERMS AND CONDITIONS FOR TERM EQUITY FINANCING-i

1.	The financing amount shall be released directly to the developer/vendor or whichever party concerned through the lawyers on the Bank's panel against the original/certified architect or engineer certificates on work completed and/or Redemption Statement provided the difference between the financing amount and purchase price due to the vendor/developer has been settled by you.

2.	For progressive financing releases where there is a Master Chargee, the Bank is authorised to release the financing as partial redemption sum to the chargee bank in accordance with the terms of the Sales and Purchase Agreement assigned to the Bank.

3.	a)	The change of the Base Financing Rate (BFR) and/or the Base Rate (BR) shall be notified by the Bank to the Customer(s) in the following manner:

i)	by placing in one issue of a daily national newspaper a general notice of change of the Base Financing Rate (BFR) and/or the Base Rate (BR) addressed to the public generally; or

ii)	by posting a notice of such variation in the Bank's branch premises and the Bank's website.

b)	The decision of the Bank as to what at any time is the Base Financing Rate (BFR) and/or the Base Rate (BR), and the date(s) from which such amendment shall take effect, shall be final and conclusive and shall not be questioned on any account whatsoever.

4.	In the event of default of the monthly instalment, the Bank reserves the right to impose actual compensation charges and you shall be liable to pay to the Bank actual compensation in the following situations:

a)	for failure to pay any instalments of the facility/ies from date of the first drawdown until the date of the maturity of the facility/ies or on the outstanding balance, subject to rebate, if applicable. The ta'widh (compensation) rate that shall be applied is one per cent (1%) per annum on any overdue amount, or any such rate as approved by Bank Negara Malaysia.

Formula for ta 'widh on overdue instalment(s) is as follows:

Overdue instalment(s) X Ta 'widh rate X No. of Overdue day(s) 365

b)	please take note that if the account remains in arrears and upon recall of the facility or brought to court for judgement before maturity date, late payment charge of 1% p.a. on the remaining outstanding balance will be imposed.

Overdue Balance X Ta 'widh rate X No. of Overdue day(s) 365

c)	for failure to pay any instalments and which failure continues beyond the maturity date of the facility/ies, the compensation rate that shall be applied is the Bank's Average Financing Rate* (AFR) i.e. the combination of to 'widh (the amount that may be compensated to the Bank based on the actual loss incurred due to default) and gharamah (penalty charged on the defaulters over and above the to 'wldh) on the outstanding balance or any such rate as approved by Bank Negara Malaysia.

The formula for late payment charge after maturity is as follows

Outstanding balance X Average Financing Rate (AFR) # X No. of Overdue day(s) 365

#Also known as "Combined Rate"

d)	The Bank shall not compound the compensation payable to the financing amount.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix II

SPECIFIC TERMS AND CONDITIONS FOR TERM EQUITY FINANCING-i

5.	In the event of default, you shall be given the first right of refusal to purchase the asset.

6.	The Bank has the right at any time without notice to you to debit your current / savings account with us towards payment of the monthly payment of the financing and any other charges and / or fees incurred in the granting of the financing including * takaful, quit rent, assessment, cost of an updated / revised valuation reports, fees for searches, legal fees for preparation and perfection of security documents by Bank's solicitors, legal cost incurred in relation to enforcement of security / recovery cost and any other cost or expenses incidental thereto.

7.	You shall be responsible for all maintenance and repair of the Property as lessee under the Ijarah Arrangement and Service Agency Arrangement and to procure takaful in respect of the Property.

8.	Where you agree to participate in a Mortgage Reducing Term Takaful (MATT) and the contribution amount of the same is to be part financed by the Bank or borne solely by you, you hereby authorise the Bank to debit the facility/ies account or any of your demand deposit accounts for the balance contribution amount or full contribution amount, as the case may be. You hereby agree to maintain sufficient funds in the above account for this purpose.

9.	a)	Three (3) month(s) notice to the Bank is required for prepayment of the financing amount failing which profit of similar period will be charged (not applicable for redraw facility).

b)	Any amount received as prepayment shall first be applied towards payment of any arrears, outstanding charges, profit accrued and the instalment payment due for the month. Any surplus therefrom ("the surplus amount") shall reduce the financing amount.

10.	In the event that the facility/ies is/are cancelled by you at any time during the period between acceptance of this Letter of Offer and full disbursement of the financing amount, the Bank has the right to recover from you all legal fees, stamp duty and other related expenses incurred or suffered by the Bank arising from or relating to this financing (including those which the Bank had previously agreed to bear) by any method the Bank deems necessary without further notice, including the right to debit any account maintained by you with the Bank.

11.	An Open Standing Instruction on Current Account-i is to be executed to facilitate the monthly payment of the Term Equity Financing-i.

12.	The Bank has the right to "sell down" to Cagamas Housing financing without your prior consent.

13.	The Bank has the right to discontinue progressive release of the Bank's financing amount in the event of a default and/or the project is abandoned by the developer.

14.	Waiver of Business Financing Term Takaful Reducing Takaful (BFTT Reducing Takaful) Plan.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix IV

CONDITIONS PRECEDENT TO DISBURSEMENT OF THE FACILITY/IES

The following conditions precedent must be fulfilled prior to the disbursement of any part of the facility/ies:

1.	Acceptance of this Letter of Offer.

2.	The company's resolution confirming the request and acceptance of the facility/ies as per terms and conditions indicated in this Letter of Offer and the creation of the securities thereunder (if applicable).

3.	Execution and completion of all financing and security documentation relating to the facility/ies (if applicable).

4.	A complete and favourable bankruptcy/winding-up search has been made on the customer(s), director(s)/partner(s) and guarantor(s). Clean Official Assignee (OA) search results on all relevant parties are to be obtained prior to release of the financing facility.

5.	All undertakings as the Bank shall deem appropriate or necessary from the relevant parties shall have first been obtained by the Bank.

6.	You are to execute a Statutory Declaration that the Property/ies purchased or the building to be erected is for your own occupation - applicable for residential property/ies only.

7.	Where the titleholder of the Property is a third party, a Letter of Consent/Hibah is to be executed.

8.	Full compliance with the provisions of the Islamic Financial Services Act 2013 and the Foreign Exchange Administration Rules.

9.	Where the separate document of title in respect of the Property has not been issued by the appropriate authority you
shall	have deposited with the Bank the original sale and purchase agreement relating to the purchase of the Property and/or documents pertaining to the Property evidencing rights and/or ownership in the Property.

10.	Where the separate document of the title in respect of the Property has been issued by the appopriate authority, you shall have furnished or caused to have been furnished to the Bank the issued document of title.

11.	Confirmation by the Bank's solicitor that the differential sum between the purchase price and the facility/ies has been settled by you.

12.	All relevant authorities' approvals/consents have been obtained (e.g. land conversion, building plans, state government approvals allowing properties to be charged to the Bank, etc.).

13.	You shall have furnished to the Bank a copy of the quit rent receipt for the current year due and payable in respect of the Property.

14.	A Valuation Report from a valuer on the Bank's panel is to be furnished on the properties offered as security reflecting a current market value of not less than that stated as below prior to release of the facility:

	Property	Current Market Value (CM V)
i)	Lot 3695, Kampung Sungai Chetang, 27600 Raub, Pahang	RM7,785,000-00
i)	Lot 3696, Kampung Sungai Chetang, 27600 Raub, Pahang	RM2,775,000-00
iii)	Lot 1552, Kampung Sungai Chetang, 27600 Raub, Pahang	RM8,790,000-00

In the event that the current market value obtained is less than as stated, financing quantum is to be reduced proportionately against the current market value obtained.

15.	Section 225 of the Companies Act 2016 is not contravened in respect of Corporate Guaranteed by Union Ilub Technology Sdn. Bhd. (807388-P) and Corporate Guaranteed/3rd Party Charge by PGCC Assets Holdings

Sdn. Bhd. (983271-U).

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix V

GENERAL TERMS AND CONDITIONS GOVERNING THE FACILITY/IES

1.	The Bank has the right to:

i)	recall the facility/ies if they are not used for their intended purposes or if the Property is used for purposes deemed to be contrary to Islamic principles or for "haram" purposes such as for gambling, alcohol, conventional financing / pawn broking / insurance, dischotheque/night club, pig farming and other pig related business;

ii)	review the facility/ies at any time and from time to time irrespective of whether or not an event of default has occurred and any review, if so conducted, shall be in the manner determined solely by the Bank. Any delay or omission to conduct a review shall not be construed as a waiver of the Bank's right to review nor prejudice the Bank's right to recover all monies due and payable to the Bank;

iii)	change, vary or amend any of the terms and conditions herein at any time with twenty one (21) calendar days prior notice to you before the new terms and conditions take effect.

iv)	at any time without notice to debit your account with the Bank for all expenses whatsoever incurred in the granting of the facility/ies including takaful contributions, quit rent, assessment, cost of an updated / revised valuation reports, search fees and legal fees for the preparation and perfection of the security documents by Bank's solicitors, and trade / credit checking / banker's enquiry on drawees of bills and those incurred in the enforcement of security / recovery costs;

v)	debit the available balances under Cash Line Facility-i, current account, savings account, Investment Account-i or fixed deposits account to settle existing arrears/excesses/overdue of other facility/ies with seven (7) calendar days prior written notice to you;

vi)	without prejudice to any other remedy which the Bank may have, the Bank may at any time and with seven (7) calendar days prior written notice to you combine or consolidate all or any of your Islamic accounts with any of your liabilities under any other agreement or contract with the Bank and set off or transfer any sum or sums outstanding to the credit of any one or more of such Islamic accounts in or towards satisfaction of any of your liabilities;

At the Bank's absolute discretion, you also agree that the Bank will not be held responsible for any "returned cheque" in the event the current account-i is short of funds due to the said set-off. The exercise by the Bank of its rights under this Clause shall be without prejudice to any other rights or remedies available and you shall hold the Bank harmless for doing so.

vii)	at any one time hereafter and notwithstanding that the financing/security documentation has been completed, to withdraw or not make available the facility/ies or any part thereof upon the happening of any event which in the Bank's opinion would affect in any way your financial position and/or hinder the carrying on your business affairs in accordance with sound financial, industrial or commercial standards and practices and/or would jeopardise the Bank's security position and/or which is a default in respect of any of the requirements of the Bank whatsoever at any time and from time to time and the decision of the Bank shall be final and conclusive;

The Bank has the absolute discretion to decide on the implementation of this condition (whenever deemed applicable).

viii)	terminate the facility/ies without assigning any reasons thereof and by giving not less than seven (7) days notice in writing to terminate. The aforesaid seven (7) days shall be calculated with effect nom the day following after the date of the Bank's letter of demand. This notice may be forwarded by ordinary post to the last known address; and/or

ix)	set off / debit your accounts/deposits/credit balances to cover all facility/ies which are in excess/arrears/overdue with seven (7) days prior written notice to you. In such event tUic Bank has the right to return cheques drawn on your current account/Cash Line Facility-i account.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix V

GENERAL TERMS AND CONDITIONS GOVERNING THE FACILITY/IES, cont'd

2.	You hereby confirm and agree that the facility(ies) granted herein shall be subject always to the compliance with the Bank Negara Malaysia Guidelines on Credit Transactions and Exposures with Connected Parties and the Public Bank Group's Credit Policy on Credit Facilities and Exposures to Connected Parties. In this respect, you undertake to declare to the Bank in the event you or if the Individual Guarantor/Corporate Guarantor and/or Charger/ Assignor/ Pledgor for the facilities granted herein is/are a connected party as defined under the aforementioned Guidelines/ Policy. You are aware that "connected party" refers to the following:

a)	Director/Controlling Shareholder/Influential Shareholder/Executive Officer/Officer involved in credit functions and their close relatives (which include their parent/ dependents/spouse/dependents of spouse/child including step child and adopted child/spouse of the child/brother or sister and their spouses) of the Bank;

b)	Firms/Partnerships/Companies or any legal entities which control/controlled by any person listed in (a) above;

c)	Firms/Partnerships/Companies or any legal entities in which any persons listed in (a) above is interested as a director/partner/executive officer/ agent/ guarantor, and subsidiaries or entities controlled by them;

d)	Any person for whom the person listed in (a) above is a guarantor; and/or

e)	Subsidiary of, or an entity controlled by the Bank, and its connected parties.

You hereby undertake to inform the Bank immediately in the event that any such relationship as stated above arises in the future. You further acknowledge and agree that the Bank reserves the right to terminate/ recall the facility(ies) granted herein in the event you have failed to make the appropriate or correct declaration, resulting in the Bank contravening the aforementioned Guidelines/ Policy.

3.	i)	You hereby consent and authorise that all information relating to your application for the facility/ies may be forwarded to any bureaux or agencies established or approved by Bank Negara Malaysia (BNM) or registered and licensed under the Credit Reporting Agencies Act 2010 including the Central Credit Bureau, the Borrower Loans Information System, Dishonoured Cheque Information System (DCheqs), DCHEQS, Central Credit Referral Information System (CCRIS), FIS Data Reference Sdn Bhd (FIS), RAM Credit Information Sdn Bhd (RAMCI), CTOS Data Systems Sdn Bhd (CTOS), Credit Bureau Malaysia Sdn Bhd (CBM), Dun & Bradstreet (Malaysia) Sdn Bhd (D&B), Basis Corporation Sdn Bhd (Basis) and other such bodies, bureau, corporations, or credit reporting agencies as the case may be for the purposes of collecting information from financial institutions regarding facility/ies granted or accounts maintained to be granted or granted or accounts maintained with such financial institutions and/or review of the facilityfies.

You further consent and authorise that all information, records and documents relating to the facility/ies may be forwarded to Cagamas Berhad or Danaharta Berhad or any such body or corporation as the case may be in the event the facility/ies or part thereof is sold to them.

ii)	The Bank shall not be liable with respect to the accuracy or completeness of the CCRIS information and shall not be liable for damages caused under any circumstances.

4.	The Bank is authorised to release all information on the financing account to the guarantor(s). You hereby expressly consent and authorise the Bank to give, produce, divulge, reveal or otherwise disclose all information regarding your account with other banks to the guarantors (if applicable) and to companies which are or which may in the future be a holding/subsidiary/associate company of the Bank.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix V

GENERAL TERMS AND CONDITIONS GOVERNING THE FACILITY/IES cont'd

5.	The Property/ies charged to the Bank are required to be inspected and valued by the Bank's panel of valuers from time to time in accordance with the Bank's policy. It has to be adequately insured for their insurable market value at all times in the name of the registered owner with the Bank as chargee with the Bank's panel of takaful operators or any other takaful operator as the Bank may approve and the sum covered will be reviewed annually.

You shall give timely notice to the Bank forthwith upon the happening of any event which might affect any takaful policy relating to the said Property/ies including details of the occupants of the Property/ies, any changes thereto and type of business conducted. It is hereby agreed that you consent to such information being forwarded to the takaful operator by the Bank.

6.	You and/or the chargor/assignor hereby agree to assign to the Bank all proceeds of the rentals arising from the tenancy or leasing of the charged/assigned Property/ies now or in the future from time to time during the continuation of the facility/ies with the Bank.

7.	You and/or the chargor/assignor hereby expressly covenant with the Bank that the right of the Bank to receive the rentals pursuant to the Assignment of Rental Agreement shall not in any way involve the Bank in any of your/the chargor's/assignor's obligation under the Tenancy Agreement/Lease Agreement and you and the chargor/the assignor hereby agree to abide by all the terms of the Tenancy Agreement/Lease Agreement as a Landlord thereunder. You and the chargor/assignor hereby further agree to indemnify and save harmless the Bank against any and all liabilities, losses, damages, penalties, costs, expenses, disbursements claims, actions and proceedings whatsoever which may be taken or made against, imposed on, incurred or sustained by the Bank or which may arise as a result of the Bank receiving the proceeds of the rentals from the Tenancy Agreement/Lease Agreement and from any breach of the terms of the Tenancy Agreement/Lease Agreement binding upon you and/or the chargor/assignor as the Landlord.

8.	You hereby confirm that all the directors agree that any and all payments of financing/advances/facilities granted by the directors to you and any payment of the said financing/advances/facilities due from you to the directors are hereby subordinated to the facility granted herein i.e. the settlement or the payment of the facility granted herein shall rank in priority to the settlement or payment of the financing/advances/facilities granted by the directors to you.

9.	You are required to furnish the following:

i)	Audited final accounts of the company within 6 months after each financial year end (if applicable).

ii)	To advise the Bank of any change of correspondence address. Any written correspondence/notices are deemed sufficiently delivered if they are to be posted/left at the usual or last known correspondence address.

iii)	Copies of current year's quit rent receipt of relevant charged/assigned properties to be forwarded to the Bank's solicitors and similar copies to be sent to the Bank for record. Yearly quit rent/assessment receipts must be submitted to the Bank not later than 31 May each year.

10.	The Bank has the liberty to determine at its absolute discretion and without reference to the customer and corporate guarantor, the circumstances requiring the stamping of the letter of guarantee and/or other security instruments at additional stamp duty including penalty rate (if applicable).

You are to furnish the Bank with a Letter of Authority to debit your accounts with the Bank for the additional/penalty stamp duty, should the need arise (if applicable).

11.	If any of the terms and conditions of this Letter of Offer contradicts with any terms and conditions in any other security document(s) or is deemed invalid, it shall be confined to the specific condition only without affecting the validity of all other terms and conditions of this Letter of Offer. All terms and conditions stipulations in any other security document(s) shall remain intact.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix V

GENERAL TERMS AND CONDITIONS GOVERNING THE FACILITYTES. cont'd

12.	Any term or condition herein which is illegal, prohibited or unenforceable by law shall be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions thereof

13.	The Bank has the right to assign or transfer all or part of its obligations under this Letter of Offer without your consent. Any such assignee or transferee shall be treated as a party for all purposes of this Letter of Offer and shall be entitled to the full benefit of this document to the same extent if it were an original party in respect of the rights or obligations or transferred to it.

14.	The Bank has the right to withdraw the Letter of Offer in the event the terms and conditions of the Sale and Purchase Agreement are deemed to be unfavourable and not in the Bank's interest.

15.	The Bank may disclose to the actual or potential assignee, successor, sub-participant or the like such information about you or any other person as it may deem fit.

16.	Notwithstanding the provisions relating to the payment of the monies advanced as herein before provided, the customer hereby expressly agrees that if any sums shall be due from the customer to the Bank from time to time or at any time or if the customer may be or become liable to the Bank on any Islamic banlcing account or any other Islamic account, current or otherwise in any manner whatsoever or if default is made in any provisions of such Islamic accounts or in any other Islamic facility/ies granted by the Bank to the customer in any of the provisions herein, then and in such event the Bank's Remaining Musharakah Units and all advances, actual compensation together with all monies payable under such Islamic accounts or other Islamic facility/ies aforesaid shall immediately become due and payable and the security herein shall become immediately enforceable as security for all monies and liabilities whatsoever due and payable to the Bank.

17.	In the event the developer is not agreeable to the lodgement of a Private Caveat on the Master Title, you hereby consent to the Bank waiving such lodgement.

18.	You shall irrevocably authorise the Bank to debit your account for payment of legal fees and out of pocket expenses for the preparation and perfection of all security documentation.

19.	The amount to be financed by the Bank shall not exceed the Facility Approved of the Property. In the event that, after the execution of the Musharakah Mutanaqisah Master Agreement, the Vendor or Developer grants any discount on the purchase price of the Property to you, the Bank shall be at liberty not to make any further disbursements of the balance of the Facility Approved which is equivalent to the amount of the discount granted by the Vendor/Developer.

20.	Upon demand/recall of the facility/ies and/or classification of account(s) as impaired financing, all monies outstanding under the facility/ies shall immediately become due and payable to the Bank.

21.	The customer and the security party hereby declare and confirm that the facility/ies may be terminated and the outstanding balance in the Musharakah arrangement together with profit thereon and any other moneys covenanted to be paid or intended to be secured hereunder shall become due and immediately payable whether formally demanded or not, if the customer and/or security party has any legal proceedings or suits instituted or threatened to be instituted by any person against the customer and/or security party.

22.	In the event of default, the Bank will be entitled to exercise any of the following: -

(i)	accept and/or exercise your promise to purchase the Bank's remaining share in the Musharakah whereby you shall purchase the Bank's remaining undivided shares in the Musharakah and pay all sums payable hereunder and under the other Security Documents, upon which the Bank will transfer all the Bank's share of ownership in the Musharakah to you at your cost and expense whereupon the Musharakah hereunder will be dissolved; or

(ii)	exercise your power of attorney to sell the Property to any third party whereupon the Musharakah hereunder will be dissolved.

In either situation, the Bank shall be entitled without further notice to you to enforce 11 or any of die Seeurily Documents and all of the remedies available under the law.

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Virtual Setup Sdn. Bhd. A/c No. To be opened (A/A No. KLC/000194/19)	Appendix V

GENERAL TERMS AND CONDITIONS GOVERNING THE FACILITY/IES cont'd

23.	The Bank has the right to combine or consolidate all or any of your accounts with the Bank and/or its subsidiaries and set off or transfer any sum outstanding to the credit of any one or more such accounts towards satisfaction of any of your liabilities with the Bank and/or its subsidiaries at any time with seven (7) calendar days prior notice to you. The bank shall also have a lien over the security of any financing account/facility to cover your borrowing with the Bank and/or its subsidiaries of any other under consolidation.

24.	In the event that you have requested the Bank for waiver of MRTT/MRPA/BETT coverage in respect of the financing offered by the Bank to you vide this Letter of Offer, you confirm that you fully understand the consequential effects that such waiver/modifications and the absence of MRTT/MRPAMFTT. You agree to indemnify and hold the Bank harmless against all losses and claims.

25.	Notwithstanding that the facility/ies and/or security documentation has been duly approved, accepted and/or completed, the Bank has the absolute right and discretion not to release or make available the facility/ies or any part thereof or to withdraw, terminate and/or recall the facility/ies therein granted to the Customer immediately upon the Bank becoming aware that the Customer and/or security party is or has been investigated or is alleged to be involved and/or had committed any illegal activities or criminal offences of any nature whatsoever or will be or have been allegedly subjected to any criminal prosecution and/or conviction and/or any security in respect of the facility/ies held by the Bank is subjected to or at risk freezing, seizure and forfeiture by the Federal Government and/or other relevant authorities or bodies. In all events, the Bank's decision shall be final and conclusive.

26.	A termination fee of RM2,000-00 (or such other amount as the Bank may stipulate) shall be charged if any of the facility (ies) herein or any part thereof is cancelled prior to the disbursement of the facility(ies) for any reason whatosever.

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